Exhibit 10.6
FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT
     This first Amendment (the “Amendment”) to that certain Agreement (as that term is defined below) is entered into as of September 7, 2005 by and between Grubb & Ellis Company, a Delaware corporation having an address at 2215 Sanders Road, Suite 400, Northbrook, IL 60062 (the “Company”) and Robert H. Osbrink (“Executive”).
     WHEREAS, the Company and Executive entered into that certain executive employment agreement dated as of January 1, 2004 (the “Agreement”); and
     WHEREAS, each of Executive and the Company desire to amend the Agreement and modify certain of its terms in accordance with the provisions of this Amendment.
     NOW THEREFORE, in consideration of each party’s undertakings, promises and covenants set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Section 2 of the Agreement is hereby amended by deleting the following two sentences in their entirety:
     “Executive’s principal place of employment shall be, at the discretion of the Company, either Newport Beach, California or, the Chicago, Illinois metropolitan area. In the event that the Company provides written notice (the “Relocation Notice”) to Executive to re-locate his principal place of business to the Chicago, Illinois metropolitan area, Executive shall do so and shall also relocate his principal place of residence to the Chicago, Illinois metropolitan area, subject to the provisions of Section 4(b) and Section 5(b) below.”
     Section 2 of the Agreement shall remain unchanged in all other respects.
     2. Section 3(b) of the Agreement is hereby amended by changing the reference to “. . . calendar year 2004 . . .” in the third sentence of such Section to “. . . calendar year 2005. . . .” Section 3(b) of the Agreement shall remain unchanged in all other respects.
     3. Section 3 of the Agreement is hereby amended to add the new following Section 3(d) to the Agreement:
     “(d) In accordance with the terms and conditions of that certain Restricted Share Agreement in the form annexed hereto as Exhibit III (the “Restricted Share Agreement”), Executive shall receive such number of restricted shares of the Company’s common stock (the “Restricted

Shares”) that is equal to Two Hundred and Fifty Thousand Dollars ($250,000) divided by the closing price of the Company’s common stock on the trading day immediately preceding the date on which the Restricted Share Agreement is actually entered into by the parties (the “Fair Market Value”), rounded up to the nearest whole share of common stock. As provided in the Restricted Share Agreement, all of the Restricted Shares shall vest upon a “Change in Control” (as that term is defined in Section 8(f) below). In the event that Executive is terminated by the Company in accordance with Section 8(d) below, or Executive terminates this Agreement in accordance with Section 8(e) below, or Executive’s employment hereunder is terminated pursuant to Section 8(b) or Section 8(c) below, all of the Restricted Shares shall nonetheless continue to vest in accordance with the Restricted Share Agreement. Except in the event of a Change in Control, none of the Restricted Shares shall vest until December 29, 2007 (the “Vesting Date”). Accordingly, notwithstanding anything contained herein to the contrary, in the event that (i) this Agreement is in full force and effect on the Vesting Date, or (ii) (A) Executive’s employment is terminated as a result of Executive’s incapacity under Section 8(b) below, (B) Executive’s employment is terminated as a result of Executive’s death under Section 8(c) below, (C) Executive is terminated by the Company in accordance with Section 8(d) below, or (D) Executive terminates this Agreement in accordance with Section 8(e) below, all of the Restricted Shares shall vest as the Vesting Date. The Restricted Shares shall otherwise be subject to all of the terms and conditions set forth in the Restricted Share Agreement. Executive shall have the right to receive the Restricted Shares, subject to the terms of this Agreement and the Restricted Share Agreement, upon the full execution and delivery of the Restricted Share Agreement by the parties.”
     4. Section 4(b) of the Agreement is hereby amended by deleting the following two (2) sentences in their entirety:
     “In addition, in the event that the Executive is given the Relocation Notice by the Company, the Company shall reimburse Executive for his documented, customary and reasonable re-location expenses, up to an aggregate of $250,000, in connection with moving his principal residence from Newport Beach, California to the Chicago, Illinois metropolitan area. Such documented, reasonable re-location expenses shall include, without limitation, living expenses in the Chicago, Illinois metropolitan area for Executive and his spouse while searching for a new residence, up to three (3) trips for Executive’s spouse to the Chicago, Illinois metropolitan area to assist Executive in his search for a new residence in the Chicago, Illinois metropolitan area, moving costs (including automobiles) of Executive’s personal and household effects, and certain decorating costs (such as painting, carpeting, drapes, etc. but not furniture).”
     The remainder of Section 4(b) shall remain unchanged.

     5. Section 5(a) of the Agreement is amended by deleting the initial clause of the first sentence of such Section, specifically, “Subject to the provisions of Section 5(b) below . . .” and starting such sentence with the word “The” immediately following such clause. In addition, Section 5(b) shall be deleted in its entirety. Accordingly, Section 5(a) shall now become Section 5, and shall read as follows:
     “The term of Executive’s employment hereunder shall commence on January 1, 2004 and shall terminate four (4) years from the date first set above, on December 31, 2007, or such earlier time in accordance with Section 8 hereof. This Agreement may be extended beyond December 31, 2007 upon the mutual written agreement of the parties hereto.”
     6. Exhibit I annexed to the Agreement is amended by deleting the following sentence in its entirety:
     “$300,000 (75% of Executive’s Base Compensation), subject to increase or decrease in accordance with the criteria set for below.”
and replacing it with the following sentence:
     “$400,000 (100% of Executive’s Base Compensation), subject to increase or decrease in accordance with the criteria set forth below.”
     7. Except as expressly set forth here to the contrary, all capitalized terms set forth herein shall have the same meaning as ascribed to them in the Agreement.
     8. Except as expressly modified herein, all terms and provisions of the Agreement shall remain unchanged and in full force and effect. In the event and to the extent there is an inconsistency between the terms and provisions of this Amendment, the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern.
     9. This Amendment may not be modified in any respect except by an instrument in writing signed by all of the parties hereto. This Amendment may be executed in any number of original or facsimile counterparts, each of which shall be deemed an original, but all which when taken together shall constitute one and the same instrument.
     10. This Amendment shall be governed by, construed and enforced in accordance with the internal laws of the State of Illinois, without giving reference to principles of conflict of laws. Any dispute or controversy arising under, out of, in connection with or in relation to this Amendment shall be finally determined and settled by arbitration. Arbitration shall be initiated by one party making written demand upon the other party and simultaneously filing the demand together with required fees in the office of the American Arbitration Association in Chicago, Illinois. The arbitration proceeding shall be conducted in Chicago, Illinois by a single arbitrator in accordance with the Expedited Procedures of the Employment Dispute Resolution Rules required by the arbitrator. Except as required by the arbitrator, the parties shall have no obligation to comply with discovery requests made in the arbitration proceeding. The arbitration award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over such parties.
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set above.

/s/ Robert H. Osbrink

ROBERT H. OSBRINK

GRUBB & ELLIS COMPANY

By:	/s/ Mark E. Rose

Name: Mark E. Rose Title: Chief Executive Officer

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